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                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              AMERICAN MEDIA, INC.

     FIRST. The name of the corporation is American Media, Inc.

     SECOND. The address of the corporation's registered office in the State of Delaware is 15 East North Street, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is United Corporate Services, Inc.

     THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 3,000. All such shares are to be Common Stock, par value of $.01 per share, and are to be of one class.

     FIFTH. Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

     SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any by-law whether adopted by them or otherwise.

     SEVENTH. (a) The corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     (b) Expenses incurred in defending a civil of criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee, or agent) be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article Seventh.

     (c) The indemnification and other rights set forth in this Article Seventh shall not be exclusive of any provisions with respect thereto in the by-laws or any other contract or agreement between the corporation and any officer, director, employee or agent of the corporation.

     (d) Neither the amendment nor repeal of this Article Seventh, paragraph (a)
(b) or (c), nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with Article Seventh, paragraph (a) (b) or (c), shall eliminate or reduce the effect of this Article Seventh,



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paragraphs (a) (b) and (c), in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article Seventh, paragraph (a) (b) or (c), if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

     (e) No director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (i) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (ii) shall be liable by reason that, in addition to any and all other requirements for liability, he:

          (A) shall have breached his duty of loyalty to the corporation or its stockholders;

          (B) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

          (C) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

          (D) shall have derived an improper personal benefit.

     If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

     EIGHTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article Eighth.


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